EXHIBIT 21.1

SUBSIDIARIES OF STEWART & STEVENSON SERVICES, INC.

The following list sets forth the name of each significant subsidiary of the Company, which is also the name under which such subsidiary does business:

DOMESTIC SUBSIDIARY CORPORATIONS

C. Jim Stewart & Stevenson, Inc.

Extended Reach Logistics, Inc.

IPSC Co., Inc.

S&S Trust

Sierra Detroit Diesel Allison, Inc.

Stewart & Stevenson De Las Americas, Inc.

Stewart & Stevenson FMTV International, Inc.

Stewart & Stevenson Power, Inc.

Stewart & Stevenson Transportation, Inc.

Stewart & Stevenson TVS, Inc.

Stewart & Stevenson Vehicle Services, Inc.

TVS Holdings, Inc.

DOMESTIC LP and LLC

Stewart & Stevenson Tactical Vehicle Systems, LP

TVS Holdings, LLC

FOREIGN SUBSIDIARIES

Stewart & Stevenson TVS – Israel, Ltd.

Stewart & Stevenson TVS UK Ltd.

Stewart & Stevenson (U.K.) Limited

Partial Ownership:

Stewart & Stevenson de Venezuela, S.A. (99.95% - Stewart & Stevenson Services, Inc.)